EXHIBIT 11.1


                         ELECTRONICS FOR IMAGING, INC.
               STATEMENT RE COMPUTATION OF PER SHARE EARNINGS (1)
                     (In thousands, except per share data)
                                   (Unaudited)

                                             Three Months Ended        Six Months Ended
                                            --------------------      --------------------
                                            June 30,    June 30,      June 30,   June 30,
                                              1996        1995         1996        1995
                                            ---------  ---------      ---------  ----------
Net income for purposes of computing
  net income per share                       $13,901   $ 8,287        $26,948    $15,460
                                            =========  =========      =========  ==========

Weighted average common shares outstanding    25,274    24,444         25,164     24,363

Weighted common equivalent shares
    from options (3)                           2,139     1,914          2,078      1,911
                                            ---------   --------      ---------  ----------
Weighted average common shares
    and equivalents                           27,413    26,358         27,242     26,274
                                            =========  =========      =========  ==========

Net income per share                         $  0.51   $  0.31        $  0.97    $  0.59
                                            =========  =========      =========  ==========



(1) This Exhibit should be read in conjunction with "Summary of Significant Accounting Policies - Net Income per Share" in Note 1 of Notes to Consolidated Financial Statements, contained in the Company's 1995 Annual Report to Stockholders.

(2) All per share data and shares used in computing net income per share have been restated to reflect the Company's two-for-one stock split. See Note 2 of Notes to Condensed Consolidated Financial Statements.

(3) Computed using the treasury stock method. The difference between primary net income per share and fully diluted net income per share is not significant.

                                      13.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        ELECTRONICS FOR IMAGING, INC.


August 5, 1996                           By /s/  Dan Avida
                                         -----------------------------
                                         Dan Avida
                                         President and Chief Executive Officer


                                         By /s/  David Warner
                                         ------------------------------
                                         David Warner
                                         Vice President, Finance


                                       14.